Exhibit 99.1

                                  PRESS RELEASE

[LOGO] Naugatuck Valley
       Financial Corporation


    Naugatuck Valley Financial Corporation Reports 6.6% Increase in Earnings
        And Announces Cash Dividend for the Quarter Ended March 31, 2005

     Naugatuck, CT, April 22, 2005. Naugatuck Valley Financial Corporation (the "Company") (NASDAQ National Market: "NVSL"), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced net income of $403,000 for the quarter ended March 31, 2005 versus net income of $378,000 for the quarter ended March 31, 2004, an increase of $25,000 or 6.6%. Earnings per share for the quarter ended March 31, 2005 was $.06. Because the formation of the Company was completed on September 30, 2004, per share data for the prior comparative period is not meaningful and therefore is not presented.

     Net interest income for the quarter ended March 31, 2005 totaled $2.6 million compared to $2.1 million for the quarter ended March 31, 2004, an increase of $529,000 or 25.3%. The increase in net interest income during the three month period was the result of a 13.4% increase in total interest income combined with a 13.1% decrease in interest expense. The increase in net interest income is attributed primarily to an increase in interest earned on commercial mortgages and investments, as a result of a 54.3% increase in the average balance of commercial mortgages and a 19.2% increase in the average balance of investments outstanding over the prior period. The balance of the increase is due to a decrease in interest expense. Interest expense decreased in the three month period due primarily to lower average balances of borrowings which was partially offset by a small increase in interest expense on deposits.

     Non interest income was $340,000 for the quarter ended March 31, 2005 compared to $338,000 for the quarter ended March 31, 2004. The increase was the result of an increase in income on investment advisory services offset by a decrease in income from the sale of loans and investments. The 2004 period included a $24,000 gain on the sale of investments along with a $5,000 gain on the sale of fixed rate mortgages. There were no sales of investments or mortgages in the 2005 period.

     Non interest expense was $2.4 million for the quarter ended March 31, 2005 compared to $1.9 million for the quarter ended March 31, 2004. The increase was the result of $268,000 in compensation costs, an $86,000 increase in office occupancy expenses and an increase of $55,000 in advertising expenditures over the 2004 period. These increases are primarily associated with the opening of our sixth office in January of 2005.

     The Company's total assets increased by $17.7 million, or 6.7% to $283.1 million at March 31, 2005 from $265.4 million at December 31, 2004. The growth in assets includes an $8.6 million, or 23.7% increase in investments and a $6.8 million or 3.3% increase in loans.

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     Total liabilities were $231.5 million at March 31, 2005 compared to $213.9 million at December 31, 2004. The bulk of this increase was in advances from the Federal Home Loan Bank of Boston which increased from $15.8 million at December 31, 2004 to $33.9 million at March 31, 2005. These borrowings were used to fund investments and loans. Deposits increased by $1.1 million from $193.4 million at December 31, 2004 to $194.5 million at March 31, 2005.

     Total capital was $51.6 million in both periods due to net income of $403,000 for the quarter, an adjustment to unrealized gain (loss) on available for sale securities of ($205,000) and a dividend of $125,000 paid to stockholders. At March 31, 2005, the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

     In addition, the Board of Directors of Naugatuck Valley Financial Corporation today declared a cash dividend for the quarter ended March 31, 2005, of $.04 per share to stockholders of record on May 6, 2005. Payment of the cash dividend will be made on or about June 1, 2005.

     Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan, headquartered in Naugatuck, Connecticut with five other offices in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

     This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

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                       SELECTED FINANCIAL CONDITION DATA
-----------------------------------------------------------------------------
                                                     March 31,    December 31,
                                                       2005           2004
-------------------------------------------------------------     -----------
                                                           (Unaudited)
                                                         (in thousands)
ASSETS
Cash and due from depository institutions            $  5,197       $  7,552
Investment in federal funds                             3,704             23
Investment securities                                  44,867         36,264
Loans receivable, net                                 210,616        203,820
Deferred income taxes                                   1,217          1,042
Other assets                                           17,543         16,748
                                                     --------       --------

Total assets                                         $283,144       $265,449
                                                     ========       ========

LIABILITIES AND CAPITAL
Liabilities
Deposits                                             $194,508       $193,366
Advances from Federal Home Loan Bank of Boston         33,924         15,826
Other liabilities                                       3,068          4,686
                                                     --------       --------

Total liabilities                                     231,500        213,878
                                                     --------       --------

Total Capital                                          51,644         51,571
                                                     --------       --------

Total liabilities and Capital                        $283,144       $265,449
                                                     ========       ========

                            SELECTED OPERATIONS DATA
--------------------------------------------------------------------------------
                                                          Three Months Ended
                                                               March 31,
                                                         --------------------
                                                           2005         2004
----------------------------------------------------------------       ------
                                                              (Unaudited)
                                                             (in thousands)

Total interest income                                     $3,432       $3,026
Total interest expense                                       813          936
                                                          ------       ------
Net interest income                                        2,619        2,090
                                                          ------       ------

Provision for loan losses                                     15           --
                                                          ------       ------

Net interest income after provision for loan losses        2,604        2,090
                                                          ------       ------

Noninterest income                                           340          338
Noninterest expense                                        2,380        1,884
                                                          ------       ------

Income before provision
for income taxes                                             564          544
Provision for income taxes                                   161          166
                                                          ------       ------

Net Income                                                $  403       $  378
                                                          ======       ======
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                            SELECTED FINANCIAL RATIOS
--------------------------------------------------------------------------------
                                                         For the Three Months
SELECTED PERFORMANCE RATIOS: (1)                            Ended March 31,
                                                       -------------------------
                                                        2005              2004
-------------------------------------------------------------           --------

Return on average assets                                0.60%            0.63%
Return on average equity                                 3.10             6.99
Interest rate spread                                     4.05             3.77
Net interest margin                                      4.23             3.81
Efficiency ratio (2)                                    80.16            77.27


ASSET QUALITY RATIOS:                               At March 31,   At December 31,
                                                   -----------------------------
                                                            2005         2004
------------------------------------------------------------------     ---------

Allowance for loan losses                                 $   1,842    $   1,829
Allowance for loan losses as a percent of total loans         0.87%        0.89%
Allowance for loan losses as a percent of
nonperforming loans                                          311.15       306.88
Net charge-offs (recoveries) to average loans
outstanding during the period                                    --           --
Nonperforming loans                                       $     592    $     596
Nonperforming loans as a percent of total loans                0.28         0.29
Nonperforming assets                                      $     592    $     664
Nonperforming assets as a percent of total assets              0.21         0.25
--------------------------------------------------------------------------------

(1)  All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.




Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000